Contact: Chris Donaghey
443-733-1600

KEYW Reports 2015 Third Quarter Financial Results

HANOVER, Md., November 9, 2015 (GLOBE NEWSWIRE) -- The KEYW Holding Corporation (Nasdaq: KEYW), a leading provider of cybersecurity and cyber superiority solutions, announced third quarter 2015 financial results.

The Company reported third quarter 2015 revenue grew by 2.7% to $81.1 million as compared to $79.0 million in the third quarter 2014, driven by growth in its Government Solutions business. The Company reported a GAAP net loss per diluted share of $0.20 in the third quarter as compared to a GAAP loss of $0.08 per diluted share in the prior year period.

Adjusted EBITDA (as described below) was $0.7 million for the third quarter of 2015 versus $5.0 million in the prior year period; this primarily reflects normalizing operating costs associated with our aviation services business, costs associated with the investment in our new Advanced Cyber Research and Training Center, and timing of certain orders in our government products business. During third quarter 2015, KEYW received $50 million in funding actions and ended the quarter with 1,184 employees. Cash flow from operations was $9.7 million in the third quarter.

Bill Weber, CEO and President of KEYW, commented, “After about a month on the job, I am encouraged and enthusiastic about the possibilities for KEYW. Given the technologies and the people in both our government and commercial businesses, we clearly have a market opportunity like few others in our industry. Having said that, KEYW’s commitment is to deliver not only to our customers, but to our shareholders as well, and it’s my expectation that we will be accountable for both as a leadership team. We have begun the work of defining the strategy for KEYW to put us on a growth trajectory going forward. That cannot happen soon enough, and I am sure we will encounter challenges. While I believe the future is bright for KEYW, my commitment is to communicate as much as possible about both the challenges and the successes we experience as a company as we progress.”

Government Solutions

Government Solutions segment revenue in the third quarter of 2015 was $78.1 million, an increase of 2.9% over the prior year period. The largest drivers of the increase were related to increased government product sales and the 2015 acquisitions of Milestone Intelligence Group and Ponte Technologies, which were partially offset by lower revenue on certain services contracts.

Government Solutions gross margin in the third quarter of 2015 was 30.5%, a decrease from 31.7% in the prior year. The slight decrease in gross margin relates to certain services contract rate reductions and lower sales of higher margin products on a year-over-year basis. Adjusted EBITDA margin in the Government Solutions segment for the third quarter of 2015 was 10.9% as compared to 16.1% in the second quarter of the prior year. The decrease in EBITDA margin relates primarily to increased costs of deployed aircraft operations, costs associated with the opening of our new Advanced Cyber Research and Training Center, and the previously mentioned lower gross margin.

Commercial Cyber Solutions

Third quarter 2015 Commercial segment revenue was $3.0 million, up 19.1% sequentially compared to the second quarter of 2015 and essentially flat from the prior year period. The sequential increase in revenue i

n the third quarter was driven by higher HawkEye G product revenue. Commercial bookings for the quarter were $4.4 million.

The Company reported a third quarter adjusted EBITDA loss in the Commercial segment of $7.9 million, as compared to a loss of $7.2 million in the third quarter of the prior year, reflecting higher personnel and hardware costs associated with HawkEye G in cost of revenue. Third quarter of 2015 operating expenses of $10.3 million were essentially flat with the prior year period and decreased roughly $0.9 million sequentially.
HawkEye G Deployments and Customer Update
As of November 9, 2015, the total number of HawkEye G installations has increased to 36, up from 30 at the last earnings call on August 10, 2015. The total number of HawkEye G revenue generating customers increased to 18, up from 16 over the prior period, including the largest HawkEye G deal closed to date.

Financial Outlook

For the full year 2015, KEYW expects its Government Solutions segment revenue growth rate to be in the range of 4% to 6% compared to 2014 revenue, with adjusted EBITDA margin expected in the range of 12% to 14%. In the Commercial segment, KEYW expects revenue to be in the range of $13 to $15 million with an expected full year adjusted EBITDA loss in the range of $30 million to $32 million.

Adjusted EBITDA

Adjusted EBITDA, as defined by KEYW, is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America, or US GAAP. The adjusted EBITDA reconciliation tables below provide a reconciliation of this non-US GAAP financial measure to net income (loss), the most directly comparable financial measure calculated and presented in accordance with US GAAP. Adjusted EBITDA should not be considered as an alternative to net income, operating income or any other measure of financial performance calculated and presented in accordance with US GAAP. Our adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate adjusted EBITDA or similarly titled measures in the same manner as we do. We prepare adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. We encourage you to evaluate these adjustments and the reasons we consider them appropriate. In addition, our board of directors and management use adjusted EBITDA:

•as a measure of operating performance;
•to determine a significant portion of management's incentive compensation;
•for planning purposes, including the preparation of our annual operating budget; and
•to evaluate the effectiveness of our business strategies.

	Three months ended September 30, 2015	Three months ended September 30, 2014	Nine months ended September 30, 2015	Nine months ended September 30, 2014
	(Unaudited and in thousands)
Net Loss	$(8,004)	$(3,022)	$(45,782)	$(7,828)
Depreciation	2,159	1,812	6,108	5,282
Intangible Amortization	2,944	3,029	9,076	9,088
Acquisition Costs and Other Nonrecurring Costs	5	51	2,366	83
Stock Compensation Amortization	1,090	1,751	4,389	5,052
Interest Expense	2,582	4,348	7,691	6,426
Tax (Benefit) Expense	(103)	(2,921)	21,450	(5,546)
Adjusted EBITDA	$673	$5,048	$5,298	$12,557

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES

Government Solutions Statements of Operations

	Three months ended September 30, 2015	Three months ended September 30, 2014	Nine months ended September 30, 2015	Nine months ended September 30, 2014
	(Unaudited and in thousands)

Revenues	$78,100	$75,932	$222,818	$209,297
Costs of Revenues, excluding amortization	54,252	51,889	154,474	143,519
Gross Profit	23,848	24,043	68,344	65,778

Operating expenses	17,962	14,879	48,597	41,694
Intangible amortization expense	1,766	1,881	5,373	5,943
Net Operating Income	4,120	7,283	14,374	18,141

Reconciliation of Net Operating Income to Adjusted EBITDA:

Depreciation	1,546	1,181	4,265	4,007
Intangible Amortization	1,766	1,881	5,373	5,943
Acquisition Costs and Other Nonrecurring Costs	5	51	1,212	83
Stock Compensation Amortization	1,090	1,751	4,389	5,052
Other Non-operating Income	20	107	36	130
Segment Adjusted EBITDA	$8,547	$12,254	$29,649	$33,356

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES

Commercial Cyber Solutions Statements of Operations

	Three months ended September 30, 2015	Three months ended September 30, 2014	Nine months ended September 30, 2015	Nine months ended September 30, 2014
	(Unaudited and in thousands)

Revenues	$2,998	$3,037	$8,301	$7,708
Costs of Revenues, excluding amortization	1,189	586	3,159	1,651
Gross Profit	1,809	2,451	5,142	6,057

Operating expenses	10,296	10,288	32,490	28,131
Intangible amortization expense	1,178	1,148	3,703	3,145
Net Operating Loss	(9,665)	(8,985)	(31,051)	(25,219)

Reconciliation of Net Operating Loss to Adjusted EBITDA:

Depreciation	613	631	1,843	1,275
Intangible Amortization	1,178	1,148	3,703	3,145
Acquisition Costs and Other Nonrecurring Costs	—	—	1,154	—
Segment Adjusted EBITDA	$(7,874)	$(7,206)	$(24,351)	$(20,799)

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three months ended September 30, 2015	Three months ended September 30, 2014	Nine months ended September 30, 2015	Nine months ended September 30, 2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Government Solutions	$78,100	$75,932	$222,818	$209,297
Commercial Cyber Solutions	2,998	3,037	8,301	7,708
Total	81,098	78,969	231,119	217,005
Costs of Revenues, excluding amortization
Government Solutions	54,252	51,889	154,474	143,519
Commercial Cyber Solutions	1,189	586	3,159	1,651
Total	55,441	52,475	157,633	145,170
Gross Profit
Government Solutions	23,848	24,043	68,344	65,778
Commercial Cyber Solutions	1,809	2,451	5,142	6,057
Total	25,657	26,494	73,486	71,835
Operating Expenses
Operating expenses	28,258	25,167	81,087	69,825
Intangible amortization expense	2,944	3,029	9,076	9,088
Total	31,202	28,196	90,163	78,913
Operating Loss	(5,545)	(1,702)	(16,677)	(7,078)
Non-Operating Expense, net	2,562	4,241	7,655	6,296
Loss before Income Taxes	(8,107)	(5,943)	(24,332)	(13,374)
Income Tax (Benefit) Expense, net	(103)	(2,921)	21,450	(5,546)
Net Loss	$(8,004)	$(3,022)	$(45,782)	$(7,828)
Weighted Average Common Shares Outstanding
Basic	39,144,935	37,571,677	38,339,646	37,394,789
Diluted	39,144,935	37,571,677	38,339,646	37,394,789
Loss per Share
Basic	$(0.20)	$(0.08)	$(1.19)	$(0.21)
Diluted	$(0.20)	$(0.08)	$(1.19)	$(0.21)

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(In thousands, except share and par value per share amounts)

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$24,971	$39,601
Receivables	53,520	56,961
Inventories, net	18,872	14,861
Prepaid expenses	2,994	3,139
Income tax receivable	3,984	3,951
Deferred tax asset, current	—	2,878
Total current assets	104,341	121,391

Property and equipment, net	35,915	29,341
Goodwill	312,725	295,984
Other intangibles, net	15,704	21,109
Other assets	4,074	5,208
TOTAL ASSETS	$472,759	$473,033
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,531	$10,266
Accrued expenses	8,752	7,009
Accrued salaries and wages	15,602	11,648
Deferred revenue	2,597	4,488
Total current liabilities	39,482	33,411
Long-term liabilities:
Convertible senior notes, net of discount	128,180	124,338
Non-current deferred tax liability	27,752	7,885
Other non-current liabilities	11,717	6,619
TOTAL LIABILITIES	207,131	172,253
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.001 par value; 5 million shares authorized, none issued	—	—
Common stock, $0.001 par value; 100 million shares authorized, 39,784,165 and 37,601,474 shares issued and outstanding	40	38
Additional paid-in capital	326,591	315,963
Accumulated deficit	(61,003)	(15,221)
Total stockholders’ equity	265,628	300,780
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$472,759	$473,033

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine months ended September 30, 2015	Nine months ended September 30, 2014
	(Unaudited)	(Unaudited)
Net loss	$(45,782)	$(7,828)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock compensation	4,389	5,052
Depreciation and amortization expense	15,184	14,370
Amortization of discount on convertible debt	3,842	967
Loss on disposal of long-lived assets	1,186	—
Windfall tax benefit from option exercise	—	(382)
Deferred taxes	21,464	(258)
Changes in operating assets and liabilities:
Receivables	6,171	3,257
Inventories, net	(4,048)	(4,863)
Prepaid expenses	176	(67)
Income taxes, net	(33)	(4,251)
Accounts payable	2,265	2,943
Accrued expenses	8,125	2,393
Other	1,140	406
Net cash provided by operating activities	14,079	13,715
Cash flows from investing activities:
Acquisitions, net of cash acquired	(20,766)	(2,940)
Purchases of property and equipment	(12,152)	(5,329)
Capitalized software development costs	(414)	(1,170)
Net cash used in investing activities	(33,332)	(9,439)
Cash flows from financing activities:
Proceeds from issuance of convertible debt	—	149,500
Purchase of convertible note hedges	—	(18,403)
Issuance cost of convertible senior notes and revolving credit facility	—	(6,446)
Proceeds from revolver, net	—	(22,000)
Repayment of term note	—	(63,000)
Windfall tax benefit from option exercise	—	382
Proceeds from option and warrant exercises, net	4,623	385
Net cash provided by financing activities	4,623	40,418
Net (decrease) increase in cash and cash equivalents	(14,630)	44,694
Cash and cash equivalents at beginning of period	39,601	2,480
Cash and cash equivalents at end of period	$24,971	$47,174

A conference call has been scheduled to discuss these results on November 9, 2015 at 5:00 p.m. (EST). At that time, Management will review the Company's third quarter 2015 financial results, followed by a question-and-answer session to further discuss the results.

Interested parties will be able to connect to our Webcast via the Investor page on our website, http://investors.keywcorp.com on November 9, 2015. We encourage people to register for an email reminder about the Webcast on the Event Calendar tab, also found on the Investors page of our website. Interested parties may also listen to the conference call by calling 1-877-853-5645. The International Dial-In access number will be 1-408-940-3868. The conference ID for the event is 59051390.

An archive of the Webcast will be available on our webpage following the call. In addition, a podcast of our conference call will be available for download from our Investors page of our website at approximately the same time as the webcast replay.

About KEYW

KEYW provides agile cyber superiority, cybersecurity, and geospatial intelligence solutions for US Government intelligence and defense customers and commercial enterprises. We create our solutions by combining our services and expertise with hardware, software, and proprietary technology to meet our customers' requirements. For more information contact The KEYW Holding Corporation, 7740 Milestone Parkway, Suite 400, Hanover, Maryland 21076; Phone 443-733-1600; Fax 443-733-1601; E-mail

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about our future expectations, plans and prospects, our full year 2015 revenue, growth and adjusted EBITDA estimates under the heading “Financial Outlook” in this press release, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “potential,” “opportunities,” and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to those risk factors set forth in our Annual Report on Form 10-K, dated and filed March 9, 2015 with the Securities and Exchange Commission (SEC) as required under the Securities Act of 1934, and other filings that we make with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. KEYW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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